Exhibit 99.8
(English Translation)

Agreement to Defer Payment for Property Transfer

Party A: Shaanxi Suo’ang Biological Science and Technology Company Limited

Address: Rm 2205, Suite A, Zhengxin Bd, Gaoxin 1 Rd, Xi'an City

Party B: Hanzhong Si Xiong Ke Chuang Business Company Limited

Address: Forestry Bureau Bd, West Jiangtan Rd, Hantai Dist, Hanzhong City

1. The agreed payment date for property transfer

Pursuant to the Property Transfer Agreement entered into by Parties A and B on June 19, 2006, payment due date was December 19, 2006, but due to Party A, payment date was deferred to May 31, 2007.

2. Reasons for a further deferring of payment:

(a). Party B’s reason: Because Party A could not timely turn over the property transfer documentation to Party B, Party B thus could not timely remit payment, as Party B is to make payment is based upon receipt of the property certificate after completion of the property transfer.

(b). Party A’s reason: Party A has been diligently handling the property transfer, but as the Hanzhong House Administrative Bureau has not yet completed the procedures to separate the interests of the other owners of the building, the property transfer could not be completed on time.

3. Deferred payment date:

Based on the above-stated reasons, Parties A and B agree as follows after mutual consultation:

(a). Party A shall complete the transfer procedures related to the property certificate before October 31, 2007.

(b). Party B shall remit the remaining balance of RMB 8,200,000 to the designated account of Party A on the property transfer assumption date, prior to which Party A shall not charge Party B any fees. If Party A is unable to timely complete the property transfer, Party B shall have the right to terminate the Property Transfer Agreement.

4. This agreement shall have the same legal effect as the Property Transfer Agreement, and shall be effective after execution by both parties.

5. This agreement shall have two copies, with each party to hold one copy.

Party A (Signature):	Party B (Signature):
Legal Representative: /s/ Baowen Ren	Legal Representative: /s/ Yanjun Zhao
Agent:	Agent:
Signature Date: June 21, 2007	Signature Date: June 21, 2007